WASHINGTON, D.C. 20549

SCHEDULE 13G

UNDER THE EXCHANGE ACT OF 1934



(AMENDMENT NO.                           3 )*


NAME OF ISSUER: Gentle Dental Services



TITLE OF CLASS
OF SECURITIES:  COMMON



CUSIP:          37245B102



Check the following box if a fee is being paid with this statement [        ].

(A fee is not required if the filing person:(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13-d-7).

* The remainder of this cover page shall be filled out for a person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities
Exchange Act of 1934 ("ACT") or otherwise subject to the liabilities of that section of the act but shall be subject to all other provisions of the Act (however, see the Notes).




                               13G


CUSIP NO.       37245B102


              1 NAME OF REPORTING PERSON
                S.S. OR I.R.S. ID NO       Fiduciary Trust Company International
                OF ABOVE
                PERSON                     13-5069335


              2 CHECK THE APPROPRIATE      (A)            (B)   XX
                BOX IF A MEMBER OF A
                A GROUP*

              3 SEC USE ONLY


              4 CITIZENSHIP OR PLACE OF ORGANIZATION      New York State




   NUMBER OF    5 SOLE VOTING POWER                                 NA
     SHARES
  BENEFICIALLY  6 SHARED VOTING POWER                               NA
    OWNED BY
      EACH      7 SOLE DISPOSITIVE POWER                            NA
   REPORTING
     PERSON     8 SHARED DISPOSITIVE POWER                          NA
      WITH


9               AGGREGATE AMOUNT BENEFICIALLY OWNED                 NA
                BY EACH REPORTING PERSON


             10 CHECK BOX IF THE AGGREGATE AMOUNT IN
                ROW (9) EXCLUDES CERTAIN SHARES *


             11 PERCENT OF CLASS REPRESENTED BY           Less than 5%
                IN ROW 9


             12 TYPE OF REPORTING PERSON*                           BK




SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13G

UNDER THE EXCHANGE ACT OF 1934

(AMENDMENT NO.                           3

ITEM 1
(a) Name of Issuer                         Gentle Dental Services


(b)Address of Issuer's Principal           900 Washington Street
    Executive Offices:                     Suite 1100
                                           Vancouver, Washington 98660

ITEM 2
(a) Name of Person Filing                  Fiduciary Trust Company International


(b) Address of Principal
     Business Office or, if non residence: Two World Trade Center
                                           New York, New York 10048

(c) Citizenship:                           New York

(d) Title of Class Securities:             COMMON

(e) Cusip                                  37245B102

ITEM 3
The person filing is:

(a)             Broker or Dealer registered under Section 15 of the Act
(b)          X  Bank as defined in section 3 (a)(6) of the Act
(c)             Insurance Company as defined in section 3(a)(19) of the Act
(d)             Investment Company registered under section 8 of the Investment
                Company Act.
(e) Investment Advisor registered under section 203 of the Investment Advisors Act of 1940
(f) EBP, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 240.13d-1(b) (1) (ii) (F)
(g)             Parent Holding Company, in accordance with 240.13d-1(b) (ii) (G)
(h)             Group, in accordance with 240.13d-1(b) (1) (ii) (H)






ITEM 4
OWNERSHIP

(a)             Amount Beneficially Owned:                NA
(b)             Percent of Class:                         Less than 5%
(c)             Number of shares as to which each
                person has:
                (i) sole power to vote or to direct vote  NA
                (ii)shared power to vote or to direct voteNA
                (iii) sole power to dispose or to direct
                     disposition of                       NA
                (iv) shared power to dispose or to
                      direct the disposition of           NA

ITEM 5
Ownership of Five Percent or Less of a Class              Less than 5%

ITEM 6
Ownership of More Than Five Percent On Behalf of
Another Person                                                      NA

ITEM 7
Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on By the Parent
Holding Company                                                     NA

ITEM 8
Identification and Classification of Members of Group               NA

ITEM 9
Notice of Dissolution of Group                                      NA

ITEM 10
Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such a purpose or effect.


Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATE                                       SIGNATURE
       04/03/98


                                           F.K. Granville